Exhibit 99.1

WESTWATER RESOURCES APPOINTS CHAD POTTER

AS CHIEF OPERATING OFFICER

Headquartered in Alabama, Potter will lead the Company’s efforts to construct its first-of-its-kind graphite processing plant

CENTENNIAL, Colo. – Aug. 2, 2021 - Westwater Resources, Inc. (NYSE American: WWR), a battery graphite development company, today announced the appointment of Chad M. Potter, a metals industry executive with almost two decades’ experience, as the company’s new Chief Operating Officer. Potter’s appointment follows Westwater’s June 22 announcement that it will bring a first-of-its kind, advanced graphite processing plant to the state of Alabama.

For the past several years, Potter, 46 years old, was the COO and VP of Operations in Alabama, Ohio, Kentucky and Tennessee at American Consolidated Industries, headquartered in Cleveland, Ohio. As a senior member of the American Consolidated Industries executive team, he led all operating activities for the company’s four business units and was responsible for safety, profitability, strategic growth, preventative/predictive maintenance, and acquisitions.

Prior to working at American Consolidated Industries, Potter was a member of the management team at Nucor Steel in Decatur, AL. He spent more than 14 years at Nucor, where he was responsible for all accounting, finance, IT, purchasing, human resources and warehouse functions at the company’s Decatur, AL flat-rolled Division. During his tenure at Nucor, he was promoted to CEO and General Manager of the Joint Venture for Nucor and JFE steel in Guanajuato, Mexico, a world-class exposed automotive galvanizing facility serving the growing automotive sector in Mexico. Potter received his MBA from Morehead State University and his BS in Business from Wright State University in Ohio.

“Chad Potter is a recognized leader in the metals industry known for implementing safe and profitable business practices, and he comes to Westwater with battle-tested executive aptitude, industry expertise, leadership know-how and a track record of world-class safety procedure implementation,” said Chris Jones, CEO of Westwater. “As we get started with the construction of our new processing facility for our Coosa Graphite Project, Chad will lead in the implementation of state-of-the-art processes, cost controls, productivity optimization and revenue maximization – all while ensuring our employees and the surrounding community are safe. He’s a tremendous talent and a hands-on plant supervisor, and we look forward to the expansion of our team under his leadership.”

“I’m looking forward to bringing my experience and skills to the green energy sector and particularly to Westwater Resources and its new graphite processing plant in Alabama, where we’ll soon provide more than 100 green economy jobs in Coosa County,” said Potter. “For far too long, the U.S. has been dependent on foreign sources for our graphite, but thanks to Westwater, Alabama Graphite Products and the great state of Alabama, this is about to change. I’m thrilled to be taking this bold step into the future of clean energy with such an incredible team. I look forward to getting started.”

Also, Westwater and Alabama Graphite Products wishes to congratulate Dain McCoig, Vice President of Operations, on his appointment to the Board of the Alabama Mining Association (“AMA”). AMA is the first state association to establish a sustainable mining program, and Mr. McCoig, along with Joshua Holland, Director of Environmental and Government Affairs, are committed to utilizing Westwater’s extensive experience to help make this effort a success.

About Westwater Resources

Westwater Resources (NYSE American: WWR) is focused on developing battery-grade graphite. The Company’s projects include the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Deposit located across 41,900 acres (~17,000 hectares) in east-central Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," “scheduled,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to the results of the Company’s pilot program, future production of battery graphite products, future financing activities and financial resources, and activities involving the Coosa Graphite Project and the Coosa Graphite Deposit. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully construct and operate a commercial-scale plant capable of producing battery grade materials in quantities and on schedules consistent with the Coosa Graphite Project business plan; (b) the Company’s ability to raise additional capital in the future including the ability to utilize existing financing facilities; (c) spot price and long-term contract price of graphite and vanadium; (d) risks associated with our operations and the operations of our partners such as Dorfner Anzaplan and Samuel Engineering, including the impact of COVID-19 and its potential impacts to the capital markets; (e) government regulation of the graphite industry and the vanadium industry; (f) world-wide graphite and vanadium supply and demand, including the supply and demand for energy storage batteries; (g) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including but not limited to Alabama and Colorado; (h) the ability of the Company to enter into and successfully close acquisitions or other material transactions; (i) any graphite or vanadium discoveries not being in high-enough concentration to make it economic to extract the minerals; (j) new litigation or arbitration; and (k) other factors which are more fully described in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contacts
Westwater Resources

Christopher M. Jones, President & CEO
Phone: 303.531.0480
Jeff Vigil, VP Finance & CFO
Phone: 303.531.0481
Email: Info@WestwaterResources.net

Product Sales Contact:
Jay Wago, Vice President – Sales and Marketing
Phone: 303.531.0472
Email: Sales@westwaterresources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter, President
Phone: 212.564.4700
Email: Westwater@plrinvest.com